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                                                                    EXHIBIT 23.1

                       [LETTERHEAD OF ERNST & YOUNG LLP]

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-45697) pertaining to the Equity Incentive Plan and the Employee Stock Purchase Plan, the Registration Statements (Form S-8 and Form S-3 Nos. 33-20301 and 33-35198, respectively) pertaining to the 1982 and 1987 Employee Stock Option Plans, the Registration Statement (Form S-8 No. 33-30578) pertaining to the 401(k) Plan, the Registration Statement (Form S-8 No. 33-37094) pertaining to the Employee Stock Purchase Plan, the Registration Statement (Form S-3 No. 33-35129) pertaining to the 1990 Director Stock Option Plan, the Registration Statement (Form S-3 No. 33-41880) pertaining to the March 1991 private placement of 1,250,000 units and the Registration Statement (Form S-3) for the registration of 1,150,000 shares of convertible exchangeable preferred stock, of our report dated January 28, 1998, with respect to the financial statements of SEQUUS Pharmaceuticals, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31,1997.

Our audits also included the financial statement schedule listed in Item 14(a) of this Annual Report. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                             /s/  ERNST & YOUNG LLP

Palo Alto, California
February 10, 1999